The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion
PRELIMINARY PRICING SUPPLEMENT
Dated October 3, 2019
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-225551
(To Prospectus dated October 31, 2018
and Product Supplement dated October 31, 2018)

UBS AG $• Trigger Autocallable Contingent Yield Notes with Conditional Threshold Event

Based on the performance of the common stock of Citigroup Inc., the common stock of salesforce.com, inc., the common stock of Dollar Tree, Inc. and the common stock of Intel Corporation, due on or about November 2, 2022

Investment Description

UBS AG Trigger Autocallable Contingent Yield Notes with Conditional Threshold Event (the “Notes”) are unsubordinated, unsecured debt securities issued by UBS AG (“UBS” or the “issuer”) based on the performance of the common stock of Citigroup Inc., the common stock of salesforce.com, inc., the common stock of Dollar Tree, Inc. and the common stock of Intel Corporation (each, an "underlying asset" and together, the "underlying assets"). UBS will pay a contingent coupon on the coupon payment date only if the closing level of each underlying asset on the applicable contingent coupon observation date (including the final valuation date) is equal to or greater than its coupon barrier. Otherwise, no contingent coupon will be paid for the relevant coupon payment date. UBS will automatically call the Notes early if the closing level of each underlying asset on any autocall observation date (quarterly, beginning after 6 months) is equal to or greater than its initial level. If the Notes are subject to an automatic call, UBS will pay on the applicable coupon payment date following such autocall observation date (the “call settlement date”) a cash payment per Note equal to your principal amount plus the contingent coupon otherwise due, and no further payments will be owed to you under the Notes. If the Notes are not subject to an automatic call and a threshold event has not occurred, UBS will pay you a cash payment per Note equal to the principal amount. A “threshold event” is deemed to have occurred if the closing level of each underlying asset on the final valuation date (the “final level”) is less than its upper barrier and the final level of any underlying asset is less than its downside threshold. If, however, the Notes are not subject to an automatic call and a threshold event has occurred, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the percentage decline in the least performing underlying asset from the trade date to the final valuation date (the “underlying return”) and, in extreme situations, you could lose all of your initial investment. The "least performing underlying asset" is the underlying asset with the lowest underlying return as compared to any other underlying asset. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment and may not receive any contingent coupon during the term of the Notes. You will be exposed to the market risk of each underlying asset on each contingent coupon observation date (including the final valuation date) and each autocall observation date, and any decline in the level of one underlying asset may negatively affect your return. If the Notes are not subject to an automatic call and a threshold event occurs, meaning that the final level of each underlying asset is less than its upper barrier and the final level of the least performing underlying asset is less than its downside threshold, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, and such loss will not be offset or mitigated by a lesser decline, or any increase, in the level of any other underlying asset. Generally, a higher contingent coupon rate on a Note is associated with a greater risk of loss and a greater risk that you will not receive contingent coupons over the term of the Notes. The contingent repayment of principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

•	Potential for Periodic Contingent Coupons — UBS will pay a contingent coupon on a coupon payment date only if the closing level of each underlying asset is equal to or greater than its coupon barrier on the applicable contingent coupon observation date (including the final valuation date). Otherwise, if the closing level of any underlying asset is less than its coupon barrier on the applicable contingent coupon observation date, no contingent coupon will be paid for the relevant coupon payment date.
•	Automatic Call Feature — UBS will automatically call the Notes and pay you the principal amount of your Notes plus the contingent coupon otherwise due on the related coupon payment date if the closing level of each underlying asset is equal to or greater than its initial level on any autocall observation date (quarterly, beginning after 6 months). If the Notes were previously subject to an automatic call, no further payments will be owed to you under the Notes.
•	Contingent Repayment of Principal at Maturity if the Final Level of Any Underlying Asset is Equal to or Greater Than its Upper Barrier or the Final Level of Each Underlying Asset is Equal to or Greater Than its Downside Threshold with Potential for Full Downside Market Exposure to the Least Performing Underlying Asset — If the Notes have not been subject to an automatic call and a threshold event has not occurred, UBS will repay you the principal amount per Note at maturity. If, however, the notes have not been subject to an automatic call and a threshold event has occurred (meaning the final level of each underlying asset is less than its upper barrier and the final level of the least performing underlying asset is less than its downside threshold), UBS will pay you a cash payment per Note that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the underlying return of the least performing underlying asset. The contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	October 28, 2019
Settlement Date**	October 31, 2019
Contingent Coupon Observation Dates	Monthly (see page 4)
Autocall Observation Dates	Quarterly, beginning after 6 months (see page 4)
Final Valuation Date	October 28, 2022
Maturity Date	November 2, 2022

*	Expected. See page 2 for additional details.
**	We expect to deliver the Notes against payment on or about the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Notes at maturity, and the Notes may have the same downside market risk as the least performing underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 5 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement before purchasing any Notes. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. You may lose a significant portion or all of your initial investment in the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

These preliminary terms relate to the Notes we are offering. The final terms of the Notes will be set on the trade date.

Underlying Asset	Bloomberg Ticker	Contingent Coupon Rate	Initial Levels	Upper Barriers	Downside Thresholds	Coupon Barriers	CUSIP	ISIN
Common stock of Citigroup Inc.	C	9.30% per annum	$ •	$ •, 110.00% of the Initial Level	$ •, 60.00% of the Initial Level	$ •, 60.00% of the Initial Level	90270KQ44	US90270KQ443
Common stock of salesforce.com, inc.	CRM		$ •	$ •, 110.00% of the Initial Level	$ •, 60.00% of the Initial Level	$ •, 60.00% of the Initial Level
Common stock of Dollar Tree, Inc.	DLTR		$ •	$ •, 110.00% of the Initial Level	$ •, 60.00% of the Initial Level	$ •, 60.00% of the Initial Level
Common stock of Intel Corporation	INTC		$ •	$ •, 110.00% of the Initial Level	$ •, 60.00% of the Initial Level	$ •, 60.00% of the Initial Level

The estimated initial value of the Notes as of the trade date is expected to be between $923.00 and $953.00. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “— Limited or no secondary market and secondary market price considerations” on page 6 of this supplement. See “Additional Information about UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated October 31, 2018, the accompanying prospectus and this document. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount(1)(2)		Proceeds to UBS AG(1)(2)
	Total	Per Note	Total	Per Note	Total	Per Note
Notes based on the performance of the common stock of Citigroup Inc., the common stock of salesforce.com, inc., the common stock of Dollar Tree, Inc. and the common stock of Intel Corporation	•	$1,000.00	•	$35.00	•	$965.00
(1)	Certain registered investment advisers or fee-based advisory accounts unaffiliated from UBS may purchase Notes from a third-party dealer at a purchase price of at least $965.00 per $1,000.00 principal amount of the Notes, and such third-party dealers, with respect to such sales, may agree to forgo some or all of the underwriting discount received.
(2)	Our affiliate, UBS Securities LLC, will agree to purchase, all of the Notes at the issue price to the public less an underwriting discount of $35.00. UBS Securities LLC intends to resell the Notes to one or more third-party dealers at a discount from the issue price to public equal to the underwriting discount of $35.00 and such third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount up to $35.00. The public offering price for investors will equal the issue price to public, except as described above in footnote 1.
UBS Securities LLC	UBS Investment Bank

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission (the “SEC”), for the offering to which this document relates. Before you invest, you should read these documents and any other documents related to the Notes that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.
You may access these documents on the SEC website at www.sec.gov as follows:
• Market-Linked Securities product supplement dated October 31, 2018: https://www.sec.gov/Archives/edgar/data/1114446/000091412118002085/ub47016353-424b2.htm
• Prospectus dated October 31, 2018: https://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm
References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Autocallable Contingent Yield Notes with Conditional Threshold Event” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated October 31, 2018 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated October 31, 2018.
This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 5 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.
If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.
UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

•	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
•	You understand and accept that an investment in the Notes is linked to the performance of each underlying asset individually and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on each autocall observation date, contingent coupon observation date, and on the final valuation date and that you will lose a significant portion or all of your initial investment if a threshold event occurs, meaning that the final level of each underlying asset is less than its upper barrier and the final level of the least performing underlying asset is less than its downside threshold.
•	You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as an investment in the least performing underlying asset.
•	You are willing to receive no contingent coupons and believe the closing level of each underlying asset will be equal to or greater than its coupon barrier on the specified contingent coupon observation dates and that the Notes will be subject to an automatic call or that a threshold event will not occur, meaning that either the final level of an underlying asset will be equal to or greater than its upper barrier or the final level of each underlying asset will be equal to or greater than its downside threshold.
•	You can accept that the risks of each underlying asset are not generally mitigated by the performance of any other underlying asset and the risks of investing in securities with a return based on the performance of multiple underlying assets.
•	You understand and accept that you will not participate in any appreciation of any underlying asset and that your potential return is limited to any contingent coupons.
•	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.
•	You would be willing to invest in the Notes based on the contingent coupon rate, upper barriers, downside thresholds and coupon barriers specified on the cover hereof.
•	You do not seek guaranteed current income from your investment and are willing to forgo any dividends paid on the underlying assets.
•	You are willing to invest in Notes that may be subject to an automatic call and you are otherwise willing to hold such Notes to maturity and you accept that there may be little or no secondary market for the Notes.
•	You understand and are willing to accept the single equity risks associated with the underlying assets.
•	You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
•	You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

•	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of a significant portion or all of your initial investment.
•	You do not understand or are unwilling to accept that an investment in the Notes is linked to the performance of each underlying asset individually and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset on each autocall observation date, contingent coupon observation date and on the final valuation date and that you may lose a significant portion or all of your initial investment if a threshold event occurs, meaning that the final level of each underlying asset is less than its upper barrier and the final level of the least performing underlying asset is less than its downside threshold.
•	You require an investment designed to provide a full return of principal at maturity.
•	You cannot tolerate a loss of a significant portion or all of your initial investment or are unwilling to make an investment that may have the same downside market risk as an investment in the least performing underlying asset.
•	You are unwilling to receive no contingent coupons during the term of the Notes and believe that the closing level of at least one underlying asset will decline during the term of the Notes and is likely to be less than its coupon barrier on at least one contingent coupon observation date or that a threshold event will occur, meaning that the final level of each underlying asset will be less than its upper barrier and the final level of the least performing underlying asset will be less than its downside threshold.
•	You cannot accept that the risks of each underlying asset are not generally mitigated by the performance of any other underlying asset or the risks of investing in securities with a return based on the performance of multiple underlying assets.
•	You seek an investment that participates in the full appreciation of the levels of the underlying assets or that has unlimited return potential.
•	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.
•	You would be unwilling to invest in the Notes based on the contingent coupon rate, upper barriers, downside thresholds or coupon barriers specified on the cover hereof.
•	You seek guaranteed current income from this investment or prefer to receive any dividends paid on the underlying assets.
•	You are unable or are unwilling to invest in Notes that may be subject to an automatic call, you are otherwise unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.
•	You do not understand or are unwilling to accept the single equity risk associated with the underlying assets.
•	You are unwilling to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Assets ” herein for more information on the underlying assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

1

Preliminary Terms

Issuer:	UBS AG London Branch
Principal Amount:	$1,000 per Note
Term:

Approximately 3 years, unless subject to an automatic call. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the contingent coupon observation dates, autocall observation dates, coupon payment dates and potential call settlement dates, as well as the final valuation date and maturity date, to ensure that the stated term of the Notes remains the same.

Underlying Assets:	The common stock of Citigroup Inc., the common stock of salesforce.com, inc., the common stock of Dollar Tree, Inc. and the common stock of Intel Corporation
Contingent Coupon and Contingent Coupon Rate:

If the closing level of each underlying asset is equal to or greater than its coupon barrier on any contingent coupon observation date (including the final valuation date), UBS will pay you the contingent coupon applicable to such contingent coupon observation date on the related coupon payment date.

If the closing level of any underlying asset is less than its coupon barrier on any contingent coupon observation date (including the final valuation date), the contingent coupon applicable to such contingent coupon observation date will not accrue or be payable and UBS will not make any payment to you on the relevant coupon payment date.

The contingent coupon is a fixed amount based upon equal periodic installments at the contingent coupon rate, which is a per annum rate. The table below sets forth the contingent coupon rate and contingent coupon for each Note that would be applicable to each contingent coupon observation date on which the closing level of each underlying asset is greater than or equal to its coupon barrier.

Contingent Coupon Rate	9.30%
Contingent Coupon	$7.75
Contingent coupons on the Notes are not guaranteed. UBS will not pay you the contingent coupon for any contingent coupon observation date on which the closing level of any underlying asset is less than its coupon barrier.

Automatic Call Feature:

UBS will automatically call the Notes if the closing level of each underlying asset on any autocall observation date (quarterly, beginning after 6 months) is equal to or greater than its initial level.

If the Notes are subject to an automatic call, UBS will pay you on the corresponding coupon payment date (which will be the “call settlement date”) a cash payment per Note equal to your principal amount plus the contingent coupon otherwise due on such date. Following an automatic call, no further payments will be made on the Notes.

Threshold Event:

A threshold event is deemed to have occurred if the final level of each underlying asset is less than its upper barrier and the final level of the least performing underlying asset is less than its downside threshold.

In this case, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your investment.

Payment at Maturity (per Note):

If the Notes are not subject to an automatic call and a threshold event has not occurred, UBS will pay you a cash payment equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call and a threshold event has occurred, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$1,000 × (1 + Underlying Return of the
Least Performing Underlying Asset)

In this case, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your investment.

Least Performing Underlying Asset:	The underlying asset with the lowest underlying return as compared to the other underlying assets.
Underlying Return:	For each underlying asset, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Upper Barrier:(1)	For each underlying asset, a specified level of the underlying asset that is greater than its initial level, equal to a percentage of its initial level, as indicated on the cover hereof and as determined by the calculation agent.
Downside Threshold:(1)	For each underlying asset, a specified level of the underlying asset that is less than its initial level, equal to a percentage of its initial level, as indicated on the cover hereof and as determined by the calculation agent.
Coupon Barrier:(1)

For each underlying asset, a specified level of the underlying asset that is less than its initial level, equal to a percentage of the initial level, as indicated on the cover hereof and as determined by the calculation agent.

Initial Level:(1)	The closing level of each underlying asset on the trade date, as determined by the calculation agent.
Final Level:(1)	The closing level of each underlying asset on the final valuation date, as determined by the calculation agent.

(1) As may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.

2

Investment Timeline

Trade Date	The initial level of each underlying asset is observed and the final terms of the Notes are set.
¯
Each Contingent Coupon Observation Date	If the closing level of each underlying asset is equal to or greater than its coupon barrier on a contingent coupon observation date, UBS will pay you a contingent coupon on the corresponding coupon payment date.
¯
Each Autocall Observation Date

If the closing level of each underlying asset is equal to or greater than its initial level on any autocall observation date (quarterly, beginning after 6 months), the Notes will be automatically called and UBS will pay you on the call settlement date a cash payment per Note equal to $1,000 plus the contingent coupon otherwise due on such date.

Following an automatic call, no further payments will be made on the Notes.

¯
Maturity Date

If the Notes are not subject to an automatic call and a threshold event has not occurred, UBS will pay you a cash payment per Note equal to:

Principal Amount of $1,000

If the Notes are not subject to an automatic call and a threshold event has occurred, UBS will pay you a cash payment per Note that is less than the principal amount, if anything, equal to:

$1,000 x (1+ Underlying Return of the
Least Performing Underlying Asset)

In this case, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your initial investment.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

You will be exposed to the market risk of each underlying asset on each autocall observation date, contingent coupon observation date and on the final valuation date and any decline in the level of one underlying asset may negatively affect your return. Specifically, if the Notes are not subject to an automatic call and a threshold event has occurred, meaning that the final level of each underlying asset is less than its upper barrier and the final level of the least performing underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and such loss will not be offset or mitigated by a lesser decline, or any increase, in the level of any other underlying asset and, in extreme situations, you could lose all of your initial investment.

3

Contingent Coupon Observation Dates,(1) Autocall Observation Dates,(1) Coupon Payment Dates(1)(2) and Potential Call Settlement Dates (1)(2)

Contingent Coupon Observation Dates	Coupon Payment Dates	Contingent Coupon Observation Dates	Coupon Payment Dates
November 29, 2019	December 4, 2019	July 28, 2021*	August 2, 2021**
December 30, 2019	January 3, 2020	August 30, 2021	September 2, 2021
January 28, 2020	January 31, 2020	September 28, 2021	October 1, 2021
February 28, 2020	March 4, 2020	October 28, 2021*	November 2, 2021**
March 30, 2020	April 2, 2020	November 29, 2021	December 2, 2021
April 28, 2020*	May 1, 2020**	December 28, 2021	December 31, 2021
May 28, 2020	June 2, 2020	January 28, 2022*	February 2, 2022**
June 29, 2020	July 2, 2020	February 28, 2022	March 3, 2022
July 28, 2020*	July 31, 2020**	March 28, 2022	March 31, 2022
August 28, 2020	September 2, 2020	April 28, 2022*	May 3, 2022**
September 28, 2020	October 1, 2020	May 31, 2022	June 3, 2022
October 28, 2020*	November 2, 2020**	June 28, 2022	July 1, 2022
November 30, 2020	December 3, 2020	July 28, 2022*	August 2, 2022**
December 28, 2020	December 31, 2020	August 29, 2022	September 1, 2022
January 28, 2021*	February 2, 2021**	September 28, 2022	October 3, 2022
March 1, 2021	March 4, 2021	Final Valuation Date	Maturity Date
March 29, 2021	April 1, 2021
April 28, 2021*	May 3, 2021**
May 28, 2021	June 3, 2021
June 28, 2021	July 1, 2021
*	This date is also an autocall observation date. The first autocall observation date is approximately six months after the trade date.
**	This date is also a potential call settlement date. The Notes are not callable until the first potential call settlement date, which is May 1, 2020.

(1)	Subject to the market disruption event provisions set forth in the accompanying product supplement.

(2)	3 business days following each contingent coupon observation date, except that the coupon payment date for the final valuation date is the maturity date.

4

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in a basket of the underlying assets or in the least performing underlying asset. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

•	Risk of loss at maturity — The Notes differ from ordinary debt securities in that UBS will not necessarily make periodic coupon payments or repay the principal amount of the Notes at maturity. If the Notes are not subject to an automatic call and a threshold event occurs, meaning that the final level of each underlying asset is less than its upper barrier and the final level of the least performing underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment.
•	The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to an automatic call or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying asset is equal to or greater than its upper barrier or downside threshold. All payments on the Notes are subject to the creditworthiness of UBS.
•	You may not receive any contingent coupons with respect to your Notes — UBS will not necessarily make periodic coupon payments on the Notes. UBS will pay a contingent coupon for each contingent coupon observation date on which the closing level of each underlying asset is equal to or greater than its coupon barrier. If the closing level of any underlying asset is less than its coupon barrier on any contingent coupon observation date, UBS will not pay you the contingent coupon applicable to such contingent coupon observation date. If the closing level of any underlying asset is less than its coupon barrier on each of the contingent coupon observation dates, UBS will not pay you any contingent coupons during the term of, and you will not receive a positive return on, your Notes. Generally, this non-payment of the contingent coupon coincides with a period of greater risk of principal loss on your Notes.
•	Your potential return on the Notes is limited to the contingent coupons and you will not participate in any appreciation of any underlying asset — The return potential of the Notes is limited to the pre-specified contingent coupon rate, regardless of any appreciation of any underlying asset. In addition, your return on the Notes will vary based on the number of contingent coupon observation dates, if any,on which the requirements of the contingent coupon have been met prior to maturity or an automatic call. Further, if the Notes are subject to an automatic call, you will not receive any contingent coupons or any other payment in respect of any contingent coupon observation dates after the applicable call settlement date. Because the Notes may be subject to an automatic call as early as the first potential call settlement date, the total return on the Notes could be less than if the Notes remained outstanding until maturity. Furthermore, if the Notes are not subject to an automatic call, while the occurrence of a threshold event will depend in part on the whether the final level of any underlying asset is equal to or greater than its upper barrier, you will not be able to participate in any appreciation of any underlying asset despite the fact that you will be subject to the decline of the least performing underlying asset if a threshold event occurs. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or all of the underlying assets. In addition, as an owner of the Notes, you will not have voting rights or any other rights of a holder of any underlying asset.
•	A higher contingent coupon rate and/or lower downside thresholds or coupon barriers may reflect greater expected volatility of the underlying assets, and greater expected volatility generally indicates an increased risk of loss at maturity — The economic terms for the Notes, including the contingent coupon rate, upper barriers, coupon barriers and downside thresholds, are based, in part, on the expected volatility of each underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of each underlying asset. The greater the expected volatility of each underlying asset as of the trade date, the greater the expectation is as of that date that the closing level of each underlying asset could be less than its coupon barrier on any contingent coupon observation date and its initial level on any autocall observation date, and that a threshold event could occur and, as a consequence, indicates an increased risk of not receiving a contingent coupon and an increased risk of loss, respectively. All things being equal, this greater expected volatility will generally be reflected in a higher contingent coupon rate than the yield payable on our conventional debt securities with a similar maturity or on otherwise comparable securities, and/or lower downside thresholds and/or lower coupon barriers than those terms on otherwise comparable securities. Therefore, a relatively higher contingent coupon rate may indicate an increased risk of loss. Further, relatively lower downside thresholds and/or lower coupon barriers may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity and/or paying contingent coupons. You should be willing to accept the downside market risk of the least performing underlying asset and the potential to lose a significant portion or all of your initial investment.
•	Reinvestment risk — The Notes will be subject to an automatic call if the closing level of each underlying asset is equal to or greater than its initial level on any autocall observation date as set forth under “Contingent Coupon Observation Dates, Autocall Observation Dates, Coupon Payment Dates and Potential Call Settlement Dates” above. Because the Notes could be subject to an automatic call as early as the first potential call settlement date, the term of your investment may be limited. In the event that the Notes are subject to an automatic call, there is no guarantee that you would be able to reinvest the proceeds at a comparable return and/or with a comparable contingent coupon rate for a similar level of risk. In addition, to the extent you are able to reinvest such proceeds in an investment comparable to the Notes, you may incur transaction costs such as dealer discounts and hedging costs built into the price of the new securities. Generally, however, the longer the Notes remain outstanding, the less likely the Notes will be subject to an automatic call due to the decline in the level of an underlying asset and the shorter time remaining for the level of any such underlying asset to recover. Such periods generally coincide with a period of greater risk of principal loss on your Notes.
•	You are exposed to the market risk of each underlying asset — Your return on the Notes is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any underlying asset over the term of the Notes will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you will receive a negative return equal to the underlying return of the least performing underlying asset if the final level of each underlying asset is less than its upper barrier and the final level of the least performing underlying asset is less than its downside threshold, even if the underlying return of any other underlying asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying asset.
•	Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of no contingent coupons and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to fewer underlying assets or a single underlying asset — The risk that you will not receive any contingent coupons and lose a significant portion or all of your initial investment in the Notes is greater if you invest in the Notes than the risk of investing in substantially similar securities that are linked to the performance of fewer underlying assets or a single underlying asset. With more underlying assets, it is more likely that the closing level of any underlying asset will be less than its coupon barrier on any contingent coupon observation date, its initial level on any autocall observation date or that a threshold event will occur on the final valuation date than if the Notes were linked to fewer underlying assets or a single underlying asset.
In addition, the lower the correlation is between the performance of a pair of underlying assets, the more likely it is that one of the underlying assets will decline in value to a closing level or final level, as applicable, that is less than its initial level, coupon barrier or downside threshold on any autocall observation date, contingent coupon observation date or on the final valuation date, respectively. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the economic terms of the Notes, including the contingent coupon rate, upper barriers, downside thresholds and coupon barriers are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Notes are finalized. All things being equal, a higher contingent coupon rate and lower downside thresholds and coupon barriers are generally associated with lower correlation of the underlying assets. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively correlated, the risk that you will not receive any contingent coupons or that the final level of any underlying asset is less than its downside threshold will occur is even greater despite a lower downside threshold and coupon barrier. Therefore, it is more likely that you will not receive any contingent coupons and that you will lose a significant portion or all of your initial investment at maturity.

5

•	Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’s actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.
•	Single equity risk — The return on the Notes, which may be negative, is directly linked to the performance of the underlying assets. The levels of the underlying assets can rise or fall sharply due to factors specific to each underlying asset and their issuers (each, an "underlying asset issuer"), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should conduct your own investigation into the underlying asset issuers and the underlying assets for your Notes. For additional information regarding the underlying asset issuers, please see “Information about the Underlying Assets” herein and the underlying asset issuers' SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the underlying asset issuers with the SEC.
•	Fair value considerations.
o

The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the levels and volatility of the underlying assets, the correlation among the underlying assets, any expected dividends of the underlying assets, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

o	The estimated initial value is a theoretical price; the actual price that you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “—Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.
•	Limited or no secondary market and secondary market price considerations.
o	There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the Notes will develop. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.
o	The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statement — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)”. Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
o	Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the levels of the underlying assets; the volatility of the underlying assets; the correlation among the underlying assets; the dividend rate paid on the underlying assets, if applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether each of the underlying assets is currently or has been less than its coupon barrier; the availability of comparable instruments; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the factors discussed under “— Potential conflict of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.
o	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Fair value considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.
•	There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the levels of the underlying assets will rise or fall and there can be no assurance that the closing level of each underlying asset will be equal to or greater than its initial level or coupon barrier on any autocall observation date or contingent coupon observation date, respectively, or, if the Notes are not subject to an automatic call, that a threshold event will not occur, meaning that the final level of any underlying asset will be equal to or greater than its upper barrier or that the final level of each underlying asset will be equal to or greater than its downside threshold. The level of each underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying asset issuers. You should be willing to accept the downside risks of owning equities in general and the underlying assets in particular, and the risk of losing a significant portion or all of your initial investment.

6

•	The calculation agent can make antidilution and reorganization adjustments that affect the payment to you at maturity — For antidilution and reorganization events affecting an underlying asset, the calculation agent may make adjustments to its initial level, coupon barrier, upper barrier, downside threshold and/or final level, as applicable, and any other term of the Notes. However, the calculation agent will not make an adjustment in response to every corporate event that could affect an underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of the Notes and the payment at maturity may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein as necessary to achieve an equitable result. Following certain reorganization events relating to an underlying asset issuer where such issuer is not the surviving entity, the determination as to whether the contingent coupon is payable to you on any coupon payment date, whether the Notes are subject to an automatic call, whether a threshold event has occurred or the amount you receive at maturity may be based on the equity security of a successor to such underlying asset issuer in combination with any cash or any other assets distributed to holders of such underlying asset in such reorganization event. If an underlying asset issuer becomes subject to (i) a reorganization event whereby such underlying asset is exchanged solely for cash, (ii) a merger or consolidation with UBS or any of its affiliates, or (iii) such underlying asset is delisted or otherwise suspended from trading, the determination as to whether the contingent coupon is payable to you on any coupon payment date, whether the Notes are subject to an automatic call, whether a threshold event has occurred or the amount you receive at maturity may be based on a substitute security. The occurrence of any antidilution or reorganization event and the consequent adjustments may materially and adversely affect the value of the Notes and your payment at maturity, if any. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “—Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
•	There is no affiliation between the underlying asset issuers and UBS, and UBS is not responsible for any disclosure by such issuers— We are not affiliated with the underlying asset issuers. However, we and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuers. However, we are not affiliated with the underlying asset issuers and are not responsible for such issuers' public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying assets and the underlying asset issuers. The underlying asset issuers are not involved in the Notes offered hereby in any way and have no obligation of any sort with respect to your Notes. The underlying asset issuers have no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the market value of, and any amounts payable on, your Notes.
•	Potential UBS impact on the underlying assets — Trading or transactions by UBS or its affiliates in the underlying assets, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of the underlying assets, may adversely affect the levels of the underlying assets and, therefore, the market value of, or any amounts payable on, the Notes.
•	Potential conflict of interest — UBS and its affiliates may engage in business with an underlying asset issuer, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS and which will make potentially subjective judgments. The calculation agent will determine whether the contingent coupon is payable to you on any coupon payment date, whether the Notes are subject to an automatic call, whether a threshold event has occurred, and the payment at maturity of the Notes, if any, based on observed levels of the underlying assets. The calculation agent can postpone the determination of the initial level, closing level or final level of any underlying asset (and therefore the settlement date, the related coupon payment date or the maturity date, as applicable), on the trade date, any autocall observation date, any contingent coupon observation date or the final valuation date, respectively, if a market disruption event occurs and is continuing on such date. As UBS determines the economic terms of the Notes, including the contingent coupon rate, upper barriers, downside thresholds and coupon barriers, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.
Additionally, UBS and its affiliates act in various capacities with respect to the Notes, including as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.
•	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the market value of, and any amounts payable on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets to which the Notes are linked.
•	The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

7

•	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder— The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in the FINMA Banking Insolvency Ordinance (“BIO-FINMA”). In a restructuring proceeding, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The BIO-FINMA provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may only take place after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the BIO-FINMA does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, holders of Notes may lose all of some of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.
•	Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.

8

Hypothetical Examples of How the Notes Might Perform

The below examples are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.

The examples below illustrate the payment upon a call or at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 3 years
Contingent Coupon Rate:	9.30% per annum (or 0.775% per month)
Contingent Coupon:	$7.75 per month
Contingent Coupon Observation Dates:	Monthly
Autocall Observation Dates	Quarterly, beginning after 6 months

Initial Level:
Underlying Asset A	$70.00
Underlying Asset B	$150.00
Underlying Asset C	$110.00
Underlying Asset D	$50.00

Upper Barrier:
Underlying Asset A	$77.00 (which is 110.00% of the initial level)
Underlying Asset B	$165.00 (which is 110.00% of the initial level)
Underlying Asset C	$121.00 (which is 110.00% of the initial level)
Underlying Asset D	$55.00 (which is 110.00% of the Initial Level)

Downside Threshold:
Underlying Asset A	$42.00 (which is 60.00% of the initial level)
Underlying Asset B	$90.00 (which is 60.00% of the initial level)
Underlying Asset C	$66.00 (which is 60.00% of the initial level)
Underlying Asset D	$30.00 (which is 60.00% of the Initial Level)

Coupon Barrier:
Underlying Asset A	$42.00 (which is 60.00% of the initial level)
Underlying Asset B	$90.00 (which is 60.00% of the initial level)
Underlying Asset C	$66.00 (which is 60.00% of the initial level)
Underlying Asset D	$30.00 (which is 60.00% of the Initial Level)

Example 1 — The Closing Level of each Underlying Asset is equal to or greater than its Initial Level on each of the first six Contingent Coupon Observation Dates and the first Autocall Observation Date

Date	Closing Level	Payment (per Note)
First through Fifth Contingent Coupon Observation Dates	Underlying Asset A: Various (all equal to or greater than Initial Level) Underlying Asset B: Various (all equal to or greater than Initial Level)	$38.75 (Aggregate Contingent Coupons)
Underlying Asset C: Various (all equal to or greater than Initial Level) Underlying Asset D: Various (all equal to or greater than Initial Level)
Sixth Contingent Coupon Observation Date and First Autocall Observation Date	Underlying Asset A: $75.00 (equal to or greater than Initial Level) Underlying Asset B: $160.00 (equal to or greater than Initial Level)	$1,007.75 (Call Settlement Amount)
Underlying Asset C: $114.00 (equal to or greater than Initial Level) Underlying Asset D: $60.00 (equal to or greater than Initial Level)
	Total Payment:	$1,046.50 (a 4.65% total return)

Because the closing level of each underlying asset is equal to or greater than its initial level on the first autocall observation date (which is approximately 6 months after the trade date), the Notes will be called on the corresponding call settlement date and UBS will pay you a total of $1,007.75 per Note, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupons of $38.75 received in respect of the prior contingent coupon observation dates, UBS will have paid you a total of $1,046.50 per Note, for a 4.65% total return on the Notes. No further amount will be owed to you under the Notes.

Example 2 — The Notes are NOT subject to an Automatic Call, the Final Level of an Underlying Asset is equal to or greater than its Upper Barrier and the Final Level of each Underlying Asset is equal to or greater than its Downside Threshold and Coupon Barrier

Date	Closing Level	Payment (per Note)
First through Fifth Contingent Coupon Observation Dates	Underlying Asset A: Various (all equal to or greater than Initial Level) Underlying Asset B: Various (all equal to or greater than Initial Level)	$38.75 (Aggregate Contingent Coupons)
Underlying Asset C: Various (all equal to or greater than Initial Level) Underlying Asset D: Various (all equal to or greater than Initial Level)

9

Sixth through Thirty-fifth Contingent Coupon Observation Dates and First through Tenth Autocall Observation Dates	Underlying Asset A: Various (all less than Initial Level and Coupon Barrier) Underlying Asset B: Various (all equal to or greater than Initial Level)	$0.00
	Underlying Asset C: Various (all equal to or greater than Initial Level) Underlying Asset D: Various (all equal to or greater than Initial Level)
Final Valuation Date

Underlying Asset A: $80.50 (equal to or greater than Upper Barrier, Downside Threshold and Coupon Barrier)

Underlying Asset B: $120.00 (less than Upper Barrier; equal to or greater than Downside Threshold and Coupon Barrier)

		$1,007.75 (Payment at Maturity)

Underlying Asset C: $104.50 (less than Upper Barrier; equal to or greater than Downside Threshold and Coupon Barrier)

Underlying Asset D: $45.00 (less than Upper Barrier; equal to or greater than Downside Threshold and Coupon Barrier)

	Total Payment:	$1,046.50 (a 4.65% total return)

Because the Notes are not subject to an automatic call and the final level of underlying asset A is equal to or greater than its upper barrier, a threshold event does not occur and, because the final level of each underlying asset is equal to or greater than its coupon barrier, at maturity, UBS will pay you a total of $1,007.75 per Note, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupons of $38.75 received in respect of the prior contingent coupon observation dates, UBS will have paid you a total of $1,046.50 per Note, for a 4.65% total return on the Notes.

Example 3 — The Notes are NOT subject to an Automatic Call, the Final Level of an Underlying Asset is equal to or greater than its Upper Barrier and the Final Level of the Least Performing Underlying Asset is less than its Downside Threshold and Coupon Barrier

Date	Closing Level	Payment (per Note)
First through Fifth Contingent Coupon Observation Dates	Underlying Asset A: Various (all equal to or greater than Initial Level) Underlying Asset B: Various (all equal to or greater than Initial Level)	$38.75 (Aggregate Contingent Coupons)
Underlying Asset C: Various (all equal to or greater than Initial Level) Underlying Asset D: Various (all equal to or greater than Initial Level)
Sixth through Thirty-fifth Contingent Coupon Observation Dates and First through Tenth Autocall Observation Dates	Underlying Asset A: Various (all less than Initial Level and Coupon Barrier) Underlying Asset B: Various (all equal to or greater than Initial Level)	$0.00
Underlying Asset C: Various (all less than Initial Level and Coupon Barrier) Underlying Asset D: Various (all equal to or greater than Initial Level)
Final Valuation Date

Underlying Asset A: $66.50 (less than Upper Barrier; equal to or greater than Downside Threshold and Coupon Barrier)

Underlying Asset B: $180.00 (equal to or greater than Upper Barrier, Downside Threshold and Coupon Barrier)

$1,000.00 (Payment at Maturity)

Underlying Asset C: $55.00 (less than Upper Barrier, Downside Threshold and Coupon Barrier)

Underlying Asset D: $52.05 (less than Upper Barrier; equal to or greater than Downside Threshold and Coupon Barrier)

	Total Payment:	$1,038.75 (a 3.875% total return)

Because the Notes are not subject to an automatic call and the final level of underlying asset B is equal to or greater than its upper barrier, a threshold event does not occur and, because the final level of an underlying asset C is less than its coupon barrier, at maturity, UBS will pay you a total of $1,000.00 per Note, reflecting your principal amount. When added to the contingent coupons of $38.75 received in respect of the prior contingent coupon observation dates, UBS will have paid you a total of $1,038.75 per Note, for a 3.875% total return on the Notes.

Example 4 — The Notes are NOT subject to an Automatic Call and the Final Level of each Underlying Asset is less than its Upper Barrier and equal to or greater than its Downside Threshold and Coupon Barrier

Date	Closing Level	Payment (per Note)
First through Fifth Contingent Coupon Observation Dates	Underlying Asset A: Various (all equal to or greater than Initial Level) Underlying Asset B: Various (all equal to or greater than Initial Level)	$38.75 (Aggregate Contingent Coupons)
	Underlying Asset C: Various (all equal to or greater than Initial Level) Underlying Asset D: Various (all equal to or greater than Initial Level)
Sixth through Thirty-fifth Contingent Coupon Observation Dates and First through Tenth Autocall Observation Dates	Underlying Asset A: Various (all less than Initial Level and Coupon Barrier) Underlying Asset B: Various (all equal to or greater	$0.00

10

than Initial Level) Underlying Asset C: Various (all less than Initial Level and Coupon Barrier) Underlying Asset D: Various (all equal to or greater than Initial Level)
Final Valuation Date

Underlying Asset A: $66.50 (less than Upper Barrier; equal to or greater than Downside Threshold and Coupon Barrier)

Underlying Asset B: $157.50 (less than Upper Barrier; equal to or greater than Downside Threshold and Coupon Barrier)

$1,007.75 (Payment at Maturity)

Underlying Asset C: $99.00 (less than Upper Barrier; equal to or greater than Downside Threshold and Coupon Barrier)

Underlying Asset D: $40.00 (less than Upper Barrier; equal to or greater than Downside Threshold and Coupon Barrier)

	Total Payment:	$1,046.50 (a 4.65% total return)

Because the Notes are not subject to an automatic call and the final level of each underlying asset is less than its upper barrier and equal to or greater than its downside threshold, a threshold event does not occur and, at maturity, UBS will pay you a total of $1,007.75 per Note, reflecting your principal amount plus the applicable contingent coupon. When added to the contingent coupons of $38.75 received in respect of the prior contingent coupon observation dates, UBS will have paid you a total of $1,046.50 per Note, for a 4.65% total return on the Notes.

Example 5 — The Notes are NOT subject to an Automatic Call, the Final Level of each Underlying Asset is less than its Upper Barrier and the Final Level of an Underlying Asset is less than its Downside Threshold and Coupon Barrier

Date	Closing Level	Payment (per Note)
First through Fifth Contingent Coupon Observation Dates	Underlying Asset A: Various (all equal to or greater than Initial Level) Underlying Asset B: Various (all equal to or greater than Initial Level)	$38.75 (Aggregate Contingent Coupons)
Underlying Asset C: Various (all equal to or greater than Initial Level) Underlying Asset D: Various (all equal to or greater than Initial Level)
Sixth through Thirty-fifth Contingent Coupon Observation Dates and First through Tenth Autocall Observation Dates	Underlying Asset A: Various (all less than Coupon Barrier) Underlying Asset B: Various (all equal to or greater than Initial Level) Underlying Asset C: Various (all equal to or greater than Initial Level) Underlying Asset D: Various (all equal to or greater than Initial Level)	$0.00
Final Valuation Date	Underlying Asset A: $73.50 (less than Upper Barrier; equal to or greater than Downside Threshold and Coupon Barrier)
Underlying Asset B: $163.50 (less than Upper Barrier; equal to or greater than Downside Threshold and Coupon Barrier)
	Underlying Asset C: $112.20 (less than Upper Barrier; equal to or greater than Downside Threshold and Coupon Barrier)	$1,000.00 × [1 + Underlying Return of the Least Performing Underlying Asset] = $1,000.00 × [1+ (-60.00)%] =
	Underlying Asset D: $20.00 (less than Upper Barrier, Downside Threshold and Coupon Barrier)	$1,000.00 × 0.40 = $400.00 (Payment at Maturity)
	Total Payment:	$438.75 (a 56.125% loss)

Because the Notes are not subject to an automatic call, the final level of each underlying asset is less than its upper barrier and the final level of underlying asset D, which is the least performing underlying asset, is less than its downside threshold, a threshold event occurs and, at maturity, UBS will pay you $400.00 per Note. When added to the contingent coupons of $38.75 received in respect of the prior contingent coupon observation dates, UBS will have paid you $438.75 per Note for a loss on the Notes of 56.125%.

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity, if any.

Investing in the Notes involves significant risks. The Notes differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. You will be exposed to the market risk of each underlying asset on each autocall observation date, contingent coupon observation date and on the final valuation date and any decline in the level of one underlying asset may negatively affect your return. Specifically, if the Notes are not subject to an automatic call and a threshold event has occurred, meaning that the final level of each underlying asset is less than its upper barrier and the final level of the least performing underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and such loss will not be offset or mitigated by a lesser decline, or any increase, in the level of any other underlying asset, and, in extreme situations, you could lose all of your initial investment. Any payment on the Notes, including any payments in respect of an automatic call, contingent coupon or any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

11

Information About the Underlying Assets

All disclosures contained in this document regarding each underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying asset. You should make your own investigation in to each underlying asset.

Included on the following pages is a brief description of each underlying asset issuer. This information has been obtained from publicly available sources. Set forth below are tables that provide the quarterly high and low closing levels for each underlying asset. We obtained the closing level information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of each underlying asset as an indication of future performance.

Each underlying asset is registered under Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the underlying asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each underlying asset issuer can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Citigroup Inc.

According to publicly available information, Citigroup Inc. (“Citigroup”) is a diversified financial services holding company. Citigroup provides consumers, corporations, governments and institutions with a range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, trade and securities services and wealth management. Information filed by Citigroup with the SEC can be located by reference to its SEC file number: 001-09924, or its CIK Code: 0000831001. Citigroup’s website is citigroup.com. Citigroup’s common stock is listed on the New York Stock Exchange under the ticker symbol “C.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low closing levels for Citigroup’s common stock, based on the daily closing levels on the primary exchange for Citigroup as reported by Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Citigroup’s common stock on October 2, 2019 was $66.26 (its “hypothetical initial level”). The actual initial level will be the closing level of Citigroup’s common stock on the trade date. The historical performance of the underlying asset should not be taken as indication of the future performance of the underlying asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
January 1, 2015	March 31, 2015	$54.26	$46.95	$51.52
April 1, 2015	June 30, 2015	$57.39	$51.52	$55.24
July 1, 2015	September 30, 2015	$60.34	$49.00	$49.61
October 1, 2015	December 31, 2015	$55.87	$49.88	$51.75
January 1, 2016	March 31, 2016	$51.13	$34.98	$41.75
April 1, 2016	June 30, 2016	$47.33	$38.48	$42.39
July 1, 2016	September 30, 2016	$47.90	$40.78	$47.23
October 1, 2016	December 31, 2016	$61.09	$47.03	$59.43
January 1, 2017	March 31, 2017	$61.55	$55.68	$59.82
April 1, 2017	June 30, 2017	$66.98	$57.72	$66.88
July 1, 2017	September 30, 2017	$72.74	$65.95	$72.74
October 1, 2017	December 31, 2017	$77.10	$71.33	$74.41
January 1, 2018	March 31, 2018	$80.08	$67.50	$67.50
April 1, 2018	June 30, 2018	$72.86	$65.46	$66.92
July 1, 2018	September 30, 2018	$74.79	$66.06	$71.74
October 1, 2018	December 31, 2018	$72.62	$49.26	$52.06
January 1, 2019	March 31, 2019	$65.93	$52.56	$62.22
April 1, 2019	June 30, 2019	$71.03	$62.15	$70.03
July 1, 2019	September 30, 2019	$73.01	$61.32	$69.08
October 1, 2019	October 2, 2019*	$68.15	$66.26	$66.26
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data Indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

12

The graph below illustrates the performance of Citigroup’s common stock for the period from January 1, 2009 through October 2, 2019, based on information from Bloomberg. The dotted lines represent a hypothetical upper barrier of $72.89 and a hypothetical downside threshold and a hypothetical coupon barrier of $39.76 which are equal to 110.00% and 60.00%, respectively, of its hypothetical initial level. Its actual upper barrier, coupon barrier and downside threshold will be set on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

90
80
70
60
50
40
30
20
10
0
Hypothetical Upper Barrier
(110.00% of its Hypothetical Initial Level)
Hypothetical Coupon Barrier = Hypothetical Downside Threshold
(60.00% of its Hypothetical Initial Level)
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

13

salesforce.com, inc.

According to publicly available information, salesforce.com, inc. (“Salesforce”) provides customer relationship management software, delivering their cloud-based service through the internet as a service, including service for automation, customer service and support, marketing automation, digital commerce, community management, collaboration, industry-specific solutions and tools customers can leverage to build enterprise apps. Information filed by Salesforce with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32224, or its CIK Code: 0001108524. Salesforce’s website is salesforce.com. Salesforce’s common stock is listed on the New York Stock Exchange under the ticker symbol “CRM.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low closing levels for Salesforce’s common stock, based on the daily closing levels on the primary exchange for Salesforce as reported by Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Salesforce’s common stock on October 2, 2019 was $144.22 (its “hypothetical initial level”). The actual initial level will be the closing level of Salesforce’s common stock on the trade date. The historical performance of the underlying asset should not be taken as indication of the future performance of the underlying asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
January 1, 2015	March 31, 2015	$70.24	$55.11	$66.81
April 1, 2015	June 30, 2015	$75.71	$65.81	$69.63
July 1, 2015	September 30, 2015	$74.04	$65.17	$69.43
October 1, 2015	December 31, 2015	$82.14	$72.91	$78.40
January 1, 2016	March 31, 2016	$77.05	$54.05	$73.83
April 1, 2016	June 30, 2016	$83.77	$73.81	$79.41
July 1, 2016	September 30, 2016	$82.55	$70.05	$71.33
October 1, 2016	December 31, 2016	$77.77	$68.41	$68.46
January 1, 2017	March 31, 2017	$83.81	$70.54	$82.49
April 1, 2017	June 30, 2017	$91.39	$82.31	$86.60
July 1, 2017	September 30, 2017	$97.71	$86.10	$93.42
October 1, 2017	December 31, 2017	$108.80	$93.94	$102.23
January 1, 2018	March 31, 2018	$127.99	$104.03	$116.30
April 1, 2018	June 30, 2018	$139.80	$115.30	$136.40
July 1, 2018	September 30, 2018	$160.43	$137.15	$159.03
October 1, 2018	December 31, 2018	$159.86	$120.67	$136.97
January 1, 2019	March 31, 2019	$166.95	$130.40	$158.37
April 1, 2019	June 30, 2019	$165.96	$145.10	$151.73
July 1, 2019	September 30, 2019	$159.97	$139.72	$148.44
October 1, 2019	October 2, 2019*	$147.69	$144.22	$144.22
*

The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data Indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

14

The graph below illustrates the performance of Salesforce’s common stock for the period from January 1, 2009 through October 2, 2019, based on information from Bloomberg. The dotted lines represent a hypothetical upper barrier of $158.64 and a hypothetical downside threshold and a hypothetical coupon barrier of $86.53, which are equal to 110.00% and 60.00%, respectively, of its hypothetical initial level. Its actual upper barrier, coupon barrier and downside threshold will be set on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

180
160
140
120
100
80
60
40
20
0
Hypothetical Upper Barrier
(110.00% of its Hypothetical Initial Level)
Hypothetical Coupon Barrier = Hypothetical Downside Threshold
(60.00% of its Hypothetical Initial Level)
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

15

Dollar Tree, Inc.

According to publicly available information, Dollar Tree, Inc. ("Dollar Tree") is an operator of discount variety stores. Information filed by Dollar Tree with the SEC can be located by reference to its SEC file number: 000-25464, or its CIK Code: 0000935703. Dollar Tree's website is dollartree.com. Dollar Tree's common stock is listed on The NASDAQ Global Select Market under the ticker symbol “DLTR.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low closing levels for Dollar Tree’s common stock, based on the daily closing levels on the primary exchange for Dollar Tree as reported by Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Dollar Tree’s common stock on October 2, 2019 was $113.07 (its “hypothetical initial level”). The actual initial level will be the closing level of Dollar Tree's common stock on the trade date. The historical performance of the underlying asset should not be taken as indication of the future performance of the underlying asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
January 1, 2015	March 31, 2015	$83.81	$66.41	$81.15
April 1, 2015	June 30, 2015	$83.53	$74.99	$78.99
July 1, 2015	September 30, 2015	$82.40	$65.34	$66.66
October 1, 2015	December 31, 2015	$79.48	$61.38	$77.22
January 1, 2016	March 31, 2016	$83.20	$73.43	$82.46
April 1, 2016	June 30, 2016	$94.42	$75.33	$94.24
July 1, 2016	September 30, 2016	$98.12	$77.36	$78.93
October 1, 2016	December 31, 2016	$89.67	$73.62	$77.18
January 1, 2017	March 31, 2017	$80.00	$73.44	$78.46
April 1, 2017	June 30, 2017	$83.13	$66.60	$69.92
July 1, 2017	September 30, 2017	$86.82	$66.39	$86.82
October 1, 2017	December 31, 2017	$109.46	$86.47	$107.31
January 1, 2018	March 31, 2018	$116.35	$89.25	$94.90
April 1, 2018	June 30, 2018	$100.52	$81.21	$85.00
July 1, 2018	September 30, 2018	$95.61	$79.78	$81.55
October 1, 2018	December 31, 2018	$90.32	$79.51	$90.32
January 1, 2019	March 31, 2019	$105.04	$90.76	$105.04
April 1, 2019	June 30, 2019	$112.71	$95.32	$107.39
July 1, 2019	September 30, 2019	$114.30	$90.09	$114.16
October 1, 2019	October 2, 2019*	$113.25	$113.07	$113.07
*	The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

16

The graph below illustrates the performance of Dollar Tree’s common stock for the period from January 1, 2009 through October 2, 2019, based on information from Bloomberg. The dotted lines represent a hypothetical upper barrier of $124.38 and a hypothetical downside threshold and a hypothetical coupon barrier of $67.84, which are equal to 110.00% and 60.00%, respectively, of its hypothetical initial level. Its actual upper barrier, coupon barrier and downside threshold will be set on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

Hypothetical Upper Barrier
(110.00% of its Hypothetical Initial Level)
Hypothetical Coupon Barrier = Hypothetical Downside Threshold
(60.00% of its Hypothetical Initial Level)
140
120
100
80
60
40
20
0
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

17

Intel Corporation

According to publicly available information, Intel Corporation (“Intel”) designs and manufactures technology used in computing, networking, data storage and communications solutions. Information filed by Intel with the SEC can be located by reference to its SEC file number: 000-06217, or its CIK Code: 0000050863. Intel’s website is intel.com. Intel’s common stock is listed on The NASDAQ Global Select Market under the ticker symbol “INTC.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The following table sets forth the quarterly high and low closing levels for Intel’s common stock, based on the daily closing levels on the primary exchange for Intel as reported by Bloomberg, without independent verification. The closing levels may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The closing level of Intel’s common stock on October 2, 2019 was $49.39 (its “hypothetical initial level”). The actual initial level will be the closing level of Intel’s common stock on the trade date. The historical performance of the underlying asset should not be taken as indication of the future performance of the underlying asset during the term of the Notes.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
January 1, 2015	March 31, 2015	$36.91	$29.89	$31.27
April 1, 2015	June 30, 2015	$34.46	$30.39	$30.42
July 1, 2015	September 30, 2015	$30.56	$25.87	$30.14
October 1, 2015	December 31, 2015	$35.44	$30.00	$34.45
January 1, 2016	March 31, 2016	$33.99	$28.22	$32.35
April 1, 2016	June 30, 2016	$32.99	$29.63	$32.80
July 1, 2016	September 30, 2016	$37.75	$32.68	$37.75
October 1, 2016	December 31, 2016	$38.10	$33.61	$36.27
January 1, 2017	March 31, 2017	$37.98	$35.04	$36.07
April 1, 2017	June 30, 2017	$37.43	$33.54	$33.74
July 1, 2017	September 30, 2017	$38.08	$33.46	$38.08
October 1, 2017	December 31, 2017	$47.56	$39.04	$46.16
January 1, 2018	March 31, 2018	$52.48	$42.50	$52.08
April 1, 2018	June 30, 2018	$57.08	$48.76	$49.71
July 1, 2018	September 30, 2018	$52.43	$44.93	$47.29
October 1, 2018	December 31, 2018	$50.13	$42.42	$46.93
January 1, 2019	March 31, 2019	$54.64	$44.49	$53.70
April 1, 2019	June 30, 2019	$58.82	$43.46	$47.87
July 1, 2019	September 30, 2019	$53.01	$44.96	$51.53
October 1, 2019	October 2, 2019*	$50.76	$49.39	$49.39
*

The above table only includes data through this date. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for this calendar quarter.

18

The graph below illustrates the performance of Intel’s common stock for the period from January 1, 2009 through October 2, 2019, based on information from Bloomberg. The dotted lines represent a hypothetical upper barrier of $54.33 and a hypothetical downside threshold and a hypothetical coupon barrier of $29.63, which are equal to 110.00% and 60.00%, respectively, of its hypothetical initial level. Its actual upper barrier, coupon barrier and downside threshold will be set on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset.

70
60
50
40
30
20
10
0
Hypothetical Upper Barrier
(110.00% of its Hypothetical Initial Level)
Hypothetical Coupon Barrier = Hypothetical Downside Threshold
(60.00% of its Hypothetical Initial Level)
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019

19

Correlation of the Underlying Assets:

The graph below illustrates the daily performance of the underlying assets from January 1, 2009 through October 2, 2019. For comparison purposes, each underlying asset has been normalized to have a closing level of 100 on January 1, 2009 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 1, 2009 and multiplying by 100. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation among the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for one of those underlying assets to be less than its initial level, coupon barrier or downside threshold on an autocall observation date, contingent coupon observation date or on the final valuation date, respectively. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, one or more of the underlying assets might close below its upper barrier, initial level, coupon barrier or downside threshold on an autocall observation date, contingent coupon observation date or the final valuation date, respectively, as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Notes, the correlations referenced in setting the terms of the Notes are calculated using UBS’ internal models at the time when the terms of the Notes are set and are not derived from the daily returns of the underlying assets over the period set forth below. A higher contingent coupon rate is generally associated with lower correlation of the underlying assets, which reflects a greater potential for missed contingent coupons and for a loss on your investment at maturity. See “Key Risks — A higher contingent coupon rate and/or lower downside thresholds or coupon barriers may reflect greater expected volatility of the underlying assets, and greater expected volatility generally indicates an increased risk of loss at maturity”, “— You are exposed to the market risk of each underlying asset” and “— Because the Notes are linked to the least performing underlying asset, you are exposed to a greater risk of no contingent coupons and losing a significant portion or all of your initial investment at maturity than if the Notes were linked to fewer underlying assets or a single underlying asset” herein.

Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

20

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Notes, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the Notes as prepaid derivative contracts with respect to the underlying assets. If your Notes are so treated, any contingent coupon that is paid by UBS (including on the maturity date or upon an automatic call) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. In determining our information reporting obligations, if any, we intend to treat the contingent coupons as ordinary income.

In addition, excluding amounts or proceeds attributable to any contingent coupons, you should generally recognize gain or loss upon the taxable disposition of your Notes in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent coupon or any amount attributable to any accrued but unpaid contingent coupons) and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the taxable disposition of your Notes prior to a contingent coupon observation date that are attributable to an expected contingent coupon, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

Based on certain factual representations received from us, our counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Except to the extent otherwise required by law, UBS intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences — Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Notice 2008-2. In 2007, the IRS has released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue income currently in excess of any receipt of contingent coupons and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.

Non-U.S. Holders. The U.S. federal income tax treatment of the contingent coupons is unclear. Subject to the discussions below with respect to Section 871(m) of the Code and FATCA, discussed below, our counsel is of the opinion that contingent coupons paid to a non-U.S. holder that provides us (and/or the applicable withholding agent) with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent coupons. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 897. We will not attempt to ascertain whether any underlying asset issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” ("USRPI") as defined in Section 897 of the Code. If any underlying asset issuer and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of a Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition could be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of an underlying asset issuer as a USRPHC and the Notes as USRPI.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2021.

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Based on our determination that the Notes are not “delta-one” with respect to any underlying asset, our counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made upon issuance of the Notes. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after issuance, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting an underlying asset or the Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if a you enter, or have entered, into certain other transactions in respect of an underlying asset or the Notes. If you enter, or have entered, into other transactions in respect of an underlying asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there may be no interest payments over the entire term of the Notes.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

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Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC intends to resell the Notes to one or more third-party dealers at a discount from the issue price to public equal to the underwriting discount indicated on the cover hereof and such third-party dealers may resell the Notes to other securities dealers at the issue price to the public less an underwriting discount up to the underwriting discount indicated on the cover hereof. The public offering price for investors will generally be equal to the issue price to public, provided that certain unaffiliated registered investment advisers and fee-based advisory accounts may purchase Notes from such dealers at a purchase price of no less than the amount indicated on the cover hereof and, with respect to such sales, such dealers may agree to forgo some or all of the underwriting discount received.

Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Fair value considerations” and “Key Risks — Limited or no secondary market and secondary market price considerations” of this document.

Prohibition of Sales to EEA Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended ("MiFID II"); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the "PRIIPs Regulation"), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement
Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information about UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Contingent Coupon Observation Dates, Autocall Observation Dates and Coupon Payment Dates	4
Key Risks	5
Hypothetical Examples of How the Notes Might Perform	9
Information About the Underlying Assets	12
Correlation of the Underlying Assets	20
What Are the Tax Consequences of the Notes?	21
Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)	23

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-29
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-75
Supplemental Plan of Distribution (Conflicts of Interest)	PS-76

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	75
Conflicts of Interest	76
Validity of the Securities	76
Experts	76

$• UBS AG
Trigger Autocallable Contingent Yield Notes with Conditional Threshold Event due on or about November 2, 2022

Preliminary Pricing Supplement dated October 3, 2019
(To Product Supplement dated October 31, 2018
and Prospectus dated October 31, 2018)

UBS Investment Bank
UBS Securities LLC